Exhibit 99.1
Apache Announces Pricing of Equity Offerings
     HOUSTON, July 22, 2010 /PRNewswire via COMTEX News Network/ — Apache Corporation (NYSE, Nasdaq: APA) today announced the pricing of offerings of common stock and depositary shares raising approximately $3.1 billion with underwriters’ options that may bring in up to an additional $469 million.
     Apache said it has priced its offering of 23 million shares of common stock at a public offering price of $88.00 per share, or approximately $2.0 billion. The size of the common stock offering was increased from the previously announced 21 million shares.
     Apache also sold 22 million depositary shares for $1.1 billion. Each depositary share represents a 1/20th interest in a share of Apache’s 6.00% Mandatory Convertible Preferred Stock, Series D, with an initial liquidation preference of $1,000 per share (equivalent to $50 liquidation preference per depositary share).
     Apache has granted the underwriters a 30-day option to purchase up to 3.45 million additional shares of its common stock and up to 3.3 million additional depositary shares.
     Goldman, Sachs & Co., BofA Merrill Lynch, Citi and J.P. Morgan were joint book-running managers for the offerings.
     Settlement of the common stock and depositary share offerings is expected to occur on July 28, 2010, subject to customary conditions.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
     This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, on our website and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Other than as required by law, Apache assumes no duty to update these statements as of any future date.